UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2024

CARDINAL ETHANOL, LLC
(Exact name of registrant as specified in its charter)

Indiana	000-53036	20-2327916
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1554 N. County Road 600 E., Union City, IN 47390
(Address of principal executive offices)

(765) 964-3137
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 8.01 Other Events

On May 21, 2024, the board of directors of Cardinal Ethanol, LLC (the "Company") declared a cash distribution of $150 per membership unit to the holders of units of record at the close of business on May 21, 2024 for a total distribution of $2,190,900. The Company expects to pay the distribution by the beginning of June, 2024.

On May 22, 2024, the board of directors of the Company announced its intent to engage in a reclassification and reorganization of the Company’s membership units for the purpose of terminating the registration of its units with the Securities and Exchange Commission (the "SEC") and suspending its reporting obligations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). This is known as a "going private transaction." The Company expects the proposed transaction to result in four classes of membership units. The proposed reclassification and associated amendments to the Company’s operating agreement will be subject to approval by the members. If the members approve the proposed reclassification and amendments to the Company's operating agreement, the Company anticipates that the Company will have fewer than 300 unit holders in its existing unit class and fewer than 500 unit holders in each additional unit class which would enable the Company to terminate its registration and suspend its reporting requirements under the Exchange Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDINAL ETHANOL, LLC

Date: May 22, 2024	/s/ William Dartt
William Dartt, Chief Financial Officer
(Principal Financial Officer)